Exhibit 10.1

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (“Agreement”) is made and effective this date of November 20, 2014, by and between SECUREALERT, INC., dba TRACK GROUP a Utah corporation (“Company”) and JOHN R. MERRILL (“Executive”).

NOW, THEREFORE, the parties hereto agree as follows:

1.           Employment.  Company hereby agrees to employ Executive as its Chief Financial Officer and Principal Accounting Officer and Executive hereby accepts such employment in accordance with the terms of this Agreement and the terms of employment applicable to regular employees of Company.  In the event of any conflict or ambiguity between the terms of this Agreement and terms of employment applicable to regular employees, the terms of this Agreement shall control.  Executive’s duties shall be performed at the Company’s principal executive offices in Salt Lake City, Utah.  The parties acknowledge, however, that Executive will be required to travel in connection with the performance of his duties, as required.

2.           Duties of Executive.  During the Employment Term as defined in Paragraph 5, Executive will perform his duties faithfully and to the best of his ability and will devote his full business efforts and time to the Company.  Executive shall be responsible for duties typical of the office held by the Executive and Executive shall perform such other duties and projects as may be assigned by a superior officer of the Company, if any, or the Board of Directors of the Company.

3.           Compensation.  Executive shall be paid compensation during the term of this Agreement as follows:

A.           A Base Salary of $15,000.00 per month ($180,000.00 annualized), payable in installments according to the Company’s regular payroll schedule.

B.           In addition, Executive shall be a full participant in any Employee Bonus Plan and any Equity Compensation Plan instituted by the Company (“the Plans”). Such Plans shall allow Executive to earn: (i) a variable cash bonus based on individual and Company performance and achieving specific Company milestones, and (ii) additional restricted shares/units of the Company Common Stock based on individual performance and achieving specific Company milestones.

4.           Benefits.

A.            Holidays and Personal Time.  Executive shall be entitled to paid holidays and personal time off in accordance with the Company’s holiday and personal time off policies but not less than (15) days of each calendar year during the Employment Term, (as prorated for partial years) with the time and duration of any specific personal time off mutually and reasonably agreed to by the parties hereto.  Any unused vacation shall be paid to the Executive at the end of each calendar year of the Employment Term at the election of the Executive.

B.           Medical, Dental and Group Life Insurance.  Company agrees to include Executive in the group medical, dental and hospital plan of the Company.  These practices and procedures are subject to change upon mutual agreement. Company, at its expense, will reimburse Executive for an amount not to exceed $5,300 (annually) to be used toward the premiums for: (1) term life insurance coverage of $1,000,000 with a beneficiary to be named by Executive, and; (2) long term disability insurance coverage.

C.           Expense Reimbursement.  Executive shall be entitled to reimbursement for all reasonable expenses, including but not limited to travel and entertainment and cellular usage, incurred by Executive in the performance of Executive’s duties.  Executive will maintain records and written receipts and shall follow all Company policies and procedures for reimbursement of expenses.

5.           Term, Termination and Severance.

A.       Employment Term of Agreement.  The Employment Term of this Agreement shall commence on November 20, 2014 and shall terminate at midnight Mountain Time on November 20, 2016.  Thereafter, the Agreement shall be reviewed and renewed upon the mutual agreement of Executive and Company.  The Company and Executive agree to revisit this Agreement and Executive’s employment not later than the month of October 2016 and Executive’s employment may be renewed or extended upon the mutual agreement of the Executive and the Company.

B.      Termination and Severance:

(I)	Definitions:

(i)           Cause.  For purposes of this Agreement, “Cause” shall mean (a) Executive’s continued violations of Executive’s obligations which are demonstrably willful or deliberate on Executive’s part after there has been delivered to Executive a written demand for performance from the Company which describes the basis for the Company’s belief that Executive has not substantially performed his or her duties, (b) Executive’s engagement in willful misconduct which is injurious to the Company or its subsidiaries, (c) Executive’s commission of a felony, an act of fraud against or the misappropriation of property belonging to the Company or its subsidiaries, (d) Executive’s breaching in any material respect, the terms of any confidentiality or proprietary information agreement between Executive and the Company, or (e) Executive’s commission of a material violation of the Company’s standards of employee conduct.

(ii)           Change in Control. A “Change in Control” shall be deemed to have occurred: (a) upon the date of the close of any transaction in which the Company sells or otherwise disposes of all or substantially all of its assets; or (b) upon the date of the close of a merger transaction or consolidation of Company with any other entity or entities, provided that the shareholders of the Company, as a group, do not hold, immediately after such event, at least 50% of the voting power of the surviving or successor entity or entities; or (c) if any person or entity, including any “person” as such term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) of common stock of the Company representing 50% or more of the combined voting power of the voting securities of the Company (excluding persons who are now officers or directors of the Company).

(iii)           Involuntary Termination Other than for Cause and Not Following a Change in Control.  “Involuntary Termination Other than for Cause and Not following a Change in Control” shall mean (a) without the Executive’s express written consent, a reduction in Executive’s job title, (b) without the Executive’s express written consent a substantial reduction in Executive’s duties, authority and responsibilities immediately prior to such reduction or removal of the Executive from such position and responsibilities, unless the Executive is provided with a comparable position (i.e., a position of equal or greater organization level, duties, authority, compensation and status; (c) without the Executive’s express written consent, a substantial reduction in the Executive’s Base Salary of greater than 3% compared to Executive’s Base Salary in effect immediately prior to such reduction; (d) without the Executive’s express written consent, the relocation of the Executive to a facility or location more than thirty-five (35) miles from Executive’s present location; (e) any purported termination of the Executive by the Company that is not effected for Disability or Cause or any purported termination for which the grounds relied upon are not valid; or (f) the failure of the Company to obtain the assumption of this Agreement by any successors of the Company.

(iv)           Involuntary Termination Following a Change in Control.  “Involuntary Termination Following a Change in Control” shall mean as a result of Change of Control, within two (2) months prior to or twelve (12) months following such Change in Control: (a) without Executive’s express written consent, a substantial change or reduction of the Executive’s duties, position or responsibilities, or the removal of the Executive from such position and responsibilities, unless the Executive is provided with a comparable position (i.e., a position of equal or greater organizational level, duties, authority, compensation and status); (b) without Executive’s express written consent, a substantial reduction in the Executive’s Base Salary of greater than 5% compared to the Executive’s Base Salary in effect immediately prior to such reduction; (c) the relocation of Executive to a facility or location more than thirty-five (35) miles from the Executive’s then current location; (d) any purported termination of the Executive by the Company which is not effected for Disability or for Cause, or any purported termination for which the grounds relied upon are not valid; or (e) the failure of the Company to obtain the assumption of this Agreement by any successor to the Company.

II.      Benefits Upon Involuntary Termination Other than for Cause.  If Executive’s employment with the Company terminates as a result of an Involuntary Termination other than for Cause or at the end of the term of this Agreement, the Executive shall be entitled to receive the following severance and other benefits.

(i)
Not less than 15,000 restricted equity units shall immediately vest, whether or not previously granted under the Plans.  All other Restricted stock, Warrants and options and other Plan equity that would vest before or during the Severance Period (as defined below) shall become one hundred percent (100%) vested and shall remain exercisable by Executive for the full term thereof.

(ii)
Severance Payment.  Executive shall receive a cash payment equal to six (6) months of Executive’s Base Annual Salary at the time of the Executive’s highest compensation level.  Any such Severance Payment shall be paid in cash by the Company to Executive.

(iii)
The Company shall also pay for or provide health benefits at least equal to COBRA for the length of the severance period.  The six (6) months of Severance compensation shall be known as the “Severance Period.”

6.           Voluntary Termination; Termination for Cause.  If Executive’s employment with the Company terminates voluntarily by Executive or for Cause by the Company, then Executive is not eligible for any benefits under this Agreement (except as to amounts already earned and/or stock options, warrants and/or restricted stock, or PTO already vested at that time).  If Executive voluntarily terminates his employment with the Company he shall provide written notice to the Company Chief Executive Officer at least sixty (60) days prior to terminating such employment.

7.           Disability. If Executives employment terminates by reason of Disability, the Company shall pay or provide the Executive (i) any unpaid Base Salary through the date of termination and any accrued vacation; (ii) any unpaid bonus or Plan participation earned (as prorated with partial years) with respect to any fiscal year ending on or preceding the date of termination; (iii) reimbursement for any unreimbursed expenses incurred through the date of termination; and (iv) all other payments or benefits to which the Executive may be entitled under the terms of any applicable compensation arrangement or benefit, equity or benefit plan or program or grant of this Agreement (collectively, "Accrued Amounts"). "Disability" shall be defined as the inability of the Executive to have performed his material duties hereunder due to a physical or mental injury, infirmity or incapacity for 90 consecutive days (including weekends and holidays) in any 365-day period. The existence or nonexistence of a Disability shall be determined solely by the Executives primary care physician.

8.           Death.   If Executive's employment terminates by reason of the Executive's death then Executive's estate shall be entitled to any Accrued Amounts

9.           Proprietary Information.  During the term of this Agreement and thereafter, Executive shall not, without the prior written consent of the Company’s Board of Directors, disclose or use for any purpose (except in the course of his employment under this Agreement and in furtherance of the business of the Company or its subsidiaries) any confidential information or proprietary data of the Company.  As an express condition of the Executive’s employment with the Company, the Executive agrees to execute confidentiality agreements as requested by the Company.

10.           Non-Competition/Non-Solicitation/Non-Disparagement.

A.           Executive acknowledges that the nature of the Company’s business is such that if Executive were to become employed by, or substantially involved in, the business of a competitor the Company during the twelve (12) months following the termination of Executive’s employment, would cause substantial and irreparable harm to the Company.  Thus, to protect the Company’s goodwill, trade secrets and confidential information, Executive agrees and acknowledges that Executive will not directly or indirectly engage in (whether as an employee, consultant, agent, proprietor, principal, partner, stockholder, corporate officer, director or otherwise), nor have any ownership interest in or participation in the financing, operation, management or control of, any person, firm corporation or business that competes with Company or is a customer of the Company.  For this purpose, ownership of no more than one-half of one percent (.5%) of the outstanding voting stock of a publicly traded corporation shall not constitute a violation of this provision.

B.           For a period of twelve (12) months following Executive’s separation from the Company, Executive shall not solicit any employee, customer, supplier or consultant of the Company to engage in any business activity with or at the behest of Executive.

C.           The Company and Executive agree not to make any statements, written or verbal, or cause or encourage others to make any statements, written or verbal, that defame, disparage or in any way criticize the personal or business reputation, practices, or conduct of the other party (including, its employees, directors and officers).  Both the Company and the Executive acknowledge and agree that this prohibition extends to statements, written or verbal, made to anyone, including but not limited to, the news media, investors, potential investors, any board of directors, or industry analysts, competitors, strategic partners, vendors, employees (past and present), and clients.  The Company and the Executive each understand and agree that this paragraph is a material provision of this Agreement and that each breach of this paragraph shall be a material breach of this Agreement, and that each party would be irreparably harmed by violation of this provision.

11.           Right to Advice of Counsel.  The Executive acknowledges that he has consulted with counsel and/or tax advisors and is fully aware of his rights and obligations under this Agreement.

12.           Assignment.  This Agreement and all rights under this Agreement shall be binding upon, inure to the benefit of, and be enforceable by the parties hereto and their respective personal or legal representative, executors, administrators, heirs, distributes, devisees, legatees, successors and assigns.  This Agreement is personal in nature, and neither of the parties to this Agreement shall, without consent of the other (which consent will not be unreasonably withheld), assign or transfer this Agreement or any right or obligation under this Agreement to any other person or entity.  If the Executive should die while any amounts are still payable to the Executive hereunder, all such amounts shall be paid in accordance with the terms of this Agreement to Executive’s devisee, legatee, or other designee or, if there be no such designee, to the Executive’s estate.

13.           Notices.  All notices, requests, demands and other communications called for hereunder shall be in writing and shall be deemed given (i) on the date of delivery, or if earlier (ii) one (1) day after being sent by a well-established commercial overnight service, or (iii) three (3) days after being mailed by registered or certified mail, return receipt requested, prepaid and addressed to the parties or their successors at the following addresses, or at such other addresses as the parties may later designate in writing:

If to the Executive:                               John R. Merrill
4222 Hilltop Drive
Park City, Utah 84098

If to the Company:                               Attn: Chief Executive Officer
SecureAlert, Inc. dba Track Group
405 S. Main Street, Suite 700
Salt Lake City, UT  84111

Or such other addresses or to the attention of such other person as the recipient party has previously furnished to the other party in writing in accordance with this paragraph.

14.           Notice of Termination by the Company.  Any termination by the Company of Executive’s employment with the Company shall be communicated by a written notice of termination to Executive at least fourteen (14) days prior to the date of such termination (or at least 90 days prior to the date of termination by reason of Executive’s Disability).  Such notice shall indicate the specific termination provision or provision in this Agreement relied upon (if any), shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination under the indicated provisions, and shall specify the termination date.

15.           Waiver.  Failure or delay on the part of either party hereto to enforce any right, power, or privilege hereunder shall not be deemed to constitute a waiver thereof.  Additionally, a waiver by either party or a breach of any promise hereof by the other party shall not operate as or be construed to constitute a waiver of any subsequent waiver by such other party.

16.           Severability.  Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

17.           Integration.  This Agreement, together with the Plans including but not limited to any restricted stock agreement,  and any intellectual property agreement, represents the entire agreement and understanding between the parties as to the subject matter herein and supersedes all prior or contemporaneous agreements whether written or oral.  No waiver, alteration, or modification of any provision of this Agreement will be binding unless in writing and signed by duly authorized representatives of the parties hereto.

18.           Headings.  The headings of the paragraphs contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of any provision of this Agreement.

19.           Applicable Law.  This Agreement shall be governed by and construed in accordance with the internal and substantive laws, and not the choice of law rules, of the State of Utah.  Executive hereby consents to the exclusive and personal jurisdiction of the state and federal courts of Utah.

20.           Counterparts.  This Agreement may be executed in one or more counterparts, none of which need contain the signature of more than one party hereto, and each of which shall be deemed to be an original, and all of which together shall constitute a single agreement.

21.           Tax Withholding.  Base Salary and cash bonuses made pursuant to this Agreement will be subject to withholding of applicable taxes so long as such withholding is reasonable and consistent with the Company’s normal practices. All other Compensation will be issued free of any deductions.  If the Company is compelled to make any such deduction on unexercised restricted equity units held by Executive, it will pay the Executive such additional amounts necessary to ensure receipt of the full amount which the Executive would have received but for the deduction.  Executive shall be responsible for any taxes on exercised restricted equity units.

IN WITHNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by their duly authorized officers, as of the day and year first above written.

The Company		The Executive

SecureAlert, Inc. dba Track Group

By:	/s/ Guy Dubois	By:	/s/ John R. Merrill
	Guy Dubois		John R. Merrill
Chairman of the Board

Date:	November 19, 2014	Date:	November 19, 2014